Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. AUTHORIZES ADDITIONAL SHARE
REPURCHASES AND ADOPTS STOCK REPURCHASE PLAN UNDER RULE 10b5-1
East Lansing, Mich. (April 6, 2006)
American Physicians Capital, Inc. (NASDAQ:ACAP) today announced that the Company’s Board of Directors has authorized an additional share repurchase of $20 million of its common shares. In addition, the Board has adopted a plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to repurchase $20 million of its common shares pursuant to this authorization.
A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by the Company will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company’s behalf.
The 10b5-1 share repurchases are expected to commence April 10, 2006 and continue through December 31, 2006, subject to conditions specified in the 10b5-1 plan. The Company may terminate the plan at any time.
Depending on market conditions, the Company also expects to conduct discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary repurchases will be made under the existing November 2, 2005 authorization, which had approximately 282,000 shares remaining as of March 31, 2006.
During the first quarter of 2006, the Company repurchased 127,500 shares of its common stock at an average price of $47.92 per share for a total cost of $6.1 million.
Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.
Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning expected commencement of repurchases under the 10b5-1 plan and the continuance of repurchase transactions during both future blackout periods and normal trading windows. In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, the market price of the Company’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.